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                                                                     EXHIBIT 3.1

                          SIXTH AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION

                                      OF

                                 AVANTGO, INC.


     The undersigned, Ralph L. Arnheim III hereby certifies that:

     1. He is the duly elected and acting Secretary of AvantGo, Inc., a Delaware corporation.

     2. The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on June 30, 1997 under the corporate name "Bombardier Software, Inc."

     3. The Certificate of Incorporation of this corporation shall be amended and restated to read in full as follows:

                                  "ARTICLE I

     The name of this corporation is AvantGo, Inc. (the "Corporation").
                                                         -----------

                                  ARTICLE II

     The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

                                  ARTICLE III

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                  ARTICLE IV

     (A)  Classes of Stock.  The Corporation is authorized to issue two classes
          ----------------
of stock to be designated, respectively, "Common Stock" and "Preferred Stock."
                                          ------------       ---------------
The total number of shares which the Corporation is authorized to issue is Sixty-Three Million Four Hundred Seventy Two Thousand Eighty Two (63,472,082) shares, each with a par value of $0.0001 per share. Forty-Five Million (45,000,000) shares shall be Common Stock and Eighteen Million Four Hundred Seventy Two Thousand Eighty Two (18,472,082) shares shall be Preferred Stock.

     (B)  Rights, Preferences and Restrictions of Preferred Stock.  The
          -------------------------------------------------------
Preferred Stock authorized by this Restated Certificate of Incorporation may be issued from time to time in one or more series. The first series of Preferred Stock shall be designated "Series A Preferred Stock"
                           ------------------------
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and shall consist of Four Million Four Hundred Thirty-Four Thousand One Hundred
Fifty-Six (4,434,156) shares. The second series of Preferred Stock shall be designated "Series B Preferred Stock" and shall consist of Three Million Three
            ------------------------
Hundred One Thousand Eight Hundred Eighty-Six (3,301,886) shares. The third series of Preferred Stock shall be designated "Series C Preferred Stock" and
                                               ------------------------
shall consist of Three Million Seven Hundred Thirty-Six Thousand Forty (3,736,040) shares. The fourth series of Preferred Stock shall be designated "Series D Preferred Stock" and shall consist of Five Million (5,000,000) shares.
 ------------------------
The fifth series of Preferred Stock shall be designated "Series E Preferred
                                                         ------------------
Stock" and shall consist of Two Million (2,000,000) shares.  The rights,
-----
preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock are as set forth below in this
Article IV(B).

          1.   Dividend Provisions.
               -------------------

               (a) The holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock (collectively, the "Preferred Stock") shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock of the Corporation, on a pro rata basis and at the rate of $0.0245, $0.08450, $0.3152, $0.668 and $0.668 per share per annum, respectively, on each outstanding share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock (adjusted to reflect subsequent stock dividends, stock splits or recapitalizations), payable quarterly when, as and if declared by the Board of Directors. Such dividends shall not be cumulative.

               (b) The holders of the Preferred Stock shall also be entitled to participate in, out of any assets legally available thereof, payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this Corporation) on the Common Stock of this Corporation, payable as and if such shares of Preferred Stock have converted into Common Stock immediately prior to such dividend, payable when, as and if declared by the Board of Directors on a pro rata basis as the Common Stock. Such dividends shall not be cumulative.

          2.   Liquidation.
               -----------

               (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount equal to $0.3045, $1.06, $3.94, $8.36 and $8.36 per share for each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock, respectively (proportionately adjusted for any recapitalizations, stock splits, and the like), then held by them, plus declared but unpaid dividends. If, upon the occurrence of such event, the

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assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

          (b)  Remaining Assets.  Upon the completion of the distribution
               ----------------
required by Section 2(a) above, if assets remain in the Corporation, the holders of the Common Stock of the Corporation shall receive all of the remaining assets of the Corporation pro rata based on the number of shares of Common Stock held by each.

          (c)  Certain Acquisitions.
               --------------------

               (i)  Deemed Liquidation.  For purposes of this Section 2, a
                    ------------------
liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, (A) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation, but excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation; unless the Corporation's stockholders of record as constituted
             ------
immediately prior to such acquisition will, immediately after such acquisition (by virtue of securities issued as consideration for the Corporation's acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity); or (B) a sale of all or substantially all of the assets of the Corporation (a "Deemed Liquidation Event").

               (ii) Valuation of Consideration.  In the event of a Deemed
                    --------------------------
Liquidation as described in Section 2(c)(i) above, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

                    (A) Securities not subject to investment letter or other similar restrictions on free marketability:

                         (1)  If traded on a securities exchange or the Nasdaq
National Market System, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

                         (2)  If actively traded over-the-counter, the value
shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

                         (3)  If there is no active public market, the value
shall be the fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

                    (B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely

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by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in
Section 2(c)(ii)(A) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

                    (iii)  Notice of Transaction.  The Corporation shall give
                           ---------------------
each holder of record of Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened or waived upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

                    (iv)   Effect of Noncompliance.  In the event the
                           -----------------------
requirements of this Section 2(c) are not complied with, the Corporation shall forthwith either cause the closing of the transaction to be postponed until such requirements have been complied with, or cancel such transaction, in which event the rights, preferences and privileges of the holders of Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 2(c)(iii) hereof.

           3.  Redemption.  The Preferred Stock is not redeemable.
               ----------

           4.  Conversion.  The holders of Preferred Stock shall have
               ----------
conversion rights as follows (the "Conversion Rights"):
                                   -----------------

               (a)  Right to Convert.  Subject to Section 4(c), each share of
                    ----------------
Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $.3045, $1.06, $3.94, $8.36 and $8.36, respectively, by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share of Series A Preferred Stock shall be $.3045. The initial Conversion Price per share of Series B Preferred Stock shall be $1.06. The initial Conversion Price per share of Series C Preferred Stock shall be $3.94. The initial Conversion Price per share of Series D Preferred Stock shall be $8.36. The initial Conversion Price per share of Series E Preferred Stock shall be $8.36. Such initial Conversion Prices shall be subject to adjustment as set forth in Section 4(d).

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               (b)  Automatic Conversion.  Each share of Preferred Stock shall
                    --------------------
automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such share immediately upon the earlier of (i) except as provided below in Section 4(c), the Corporation's sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, the public offering price of which is not less than $8.36 per share (adjusted to reflect subsequent stock dividends, stock splits or recapitalization) and which results in aggregate cash proceeds to the Corporation of at least $20,000,000 (net of underwriting discounts and commissions) or (ii) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, each voting as a separate class.

               (c)  Mechanics of Conversion.  Before any holder of Preferred
                    -----------------------
Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at its principal corporate office or to such other location as may be designated by the Corporation and the holders of the Preferred Stock, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted and a check for cash with respect to any fractional interest in a share of the Common Stock as provided in Section 4(h), below, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date (the "Conversion Date"). If the conversion is in connection with
(i) an underwritten offering of securities registered pursuant to the Securities Act of 1933, or (ii) a Deemed Liquidation Event described in Article IV, Section
(B)(2)(e)(i), the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering or the closing of a Deemed Liquidation Event, in which event the person(s) entitled to receive Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities or Deemed Liquidation Event.

               (d)  Conversion Price Adjustments of Preferred Stock for Certain
                    -----------------------------------------------------------
Dilutive Issuances, Splits and Combinations.  The Conversion Price of the
-------------------------------------------
Preferred Stock shall be subject to adjustment from time to time as follows:

                    (i) (A) If the Corporation shall issue, after the date upon which any shares of Preferred Stock were first issued (the "Purchase
                                                                 --------
Date"), as the case may be, any Additional Stock (as defined below) without
-----
consideration or for a consideration per share less than the Conversion Price for the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock, as the case may be, in

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effect immediately prior to the issuance of such Additional Stock, the
Conversion Price for the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock, as the case may be, in effect immediately prior to each such issuance shall automatically (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of such Additional Stock; provided that for the purposes of this subsection, all shares of Common Stock issuable upon exercise of outstanding options and warrants and/or upon conversion of outstanding convertible securities (including outstanding Preferred Stock), shall be deemed to be outstanding, and immediately after any Additional Stock is deemed issued, such Additional Stock shall be deemed to be outstanding.

                    (B) No adjustment of the Conversion Price for the Preferred Stock shall be made in an amount less than one tenth of one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in Sections 4(d)(i)(E)(3) and 4(d)(i)(E)(4), no adjustment of a Conversion Price pursuant to this Section 4(d)(i) shall have the effect of increasing such Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                    (C) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                    (D) In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

                    (E) In the case of the issuance (whether before, on or after the applicable Purchase Date) of any options or warrants to purchase or other rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Section 4(d)(i) and
Section 4(d)(ii):

                         (1)  The aggregate maximum number of shares of Common
Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account

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potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections 4(d)(i)(C) and 4(d)(i)(D)), if any, received by the Corporation upon the issuance of such options, warrants or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

                         (2)  The aggregate maximum number of shares of Common
Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options, warrants to purchase or other rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options, warrants or other rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options, warrants or other rights (the consideration in each case to be determined in the manner provided in Sections 4(d)(i)(C) and 4(d)(i)(D)).

                         (3)  In the event of any change in the number of shares
of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options, warrants or other rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock, as the case may be, to the extent in any way affected by or computed using such options, warrants or other rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options, warrants or other rights or the conversion or exchange of such securities.

                         (4)  Upon the expiration of any such options, warrants
or other rights, the termination of any such rights to convert or exchange or the expiration of any options, warrants or other rights related to such convertible or exchangeable securities, the Conversion Price of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock, as the case may be, to the extent in any way affected by or computed using such options, warrants or other rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

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                         (5)  The number of shares of Common Stock deemed issued
and the consideration deemed paid therefor pursuant to Sections 4(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 4(d)(i)(E)(3) or (4).

              (ii)  "Additional Stock" shall mean any shares of Common Stock
                     ----------------
or any right or option to purchase any Common Stock or Stock convertible into Common Stock, or any share of Stock convertible or exchangeable for Common Stock issued (or deemed to have been issued pursuant to Section 4(d)(i)(E)) by the Corporation after the Purchase Date) other than

                    (A) Common Stock issued pursuant to a transaction described in Section 4(d)(iii) hereof,

                    (B) Shares of Common Stock issuable or issued to employees, consultants or directors of the Corporation directly or pursuant to a stock option plan or restricted stock plan approved by a majority of the members of Board of Directors of the Corporation who are not also employees of the Corporation,

                    (C) Capital stock, or options or warrants to purchase capital stock, issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financings or similar transactions, where such issuance is not principally for the purpose of raising additional equity capital for the Corporation,

                    (D) Shares of Common Stock or Preferred Stock issuable upon conversion or exercise of convertible or exercisable securities outstanding as of the date of this Amended and Restated Certificate of Incorporation,

                    (E) Capital stock or warrants or options to purchase capital stock issued in connection with bona fide acquisitions, mergers or similar transactions, the terms of which are approved by a majority of the members of the Board of Directors of the Corporation who are not also employees of the Corporation,

                    (F) Shares of Common Stock issued or issuable upon conversion of the Preferred Stock, and

                    (G) Shares of Common Stock issued or issuable in a public offering prior to or in connection with which all outstanding shares of Preferred Stock will be converted to Common Stock.

              (iii) In the event the Corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder
 ------------------------
for the additional shares of

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Common Stock or the Common Stock Equivalents (including the additional shares of
Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Prices of the Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Preferred Stock shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 4(d)(i)(E).

                    (iv) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Prices for the Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

               (e)  Other Distributions.  In the event the Corporation shall
                    -------------------
declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(d)(iii), then, in each such case for the purpose of this Section 4(e), the holders of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

               (f)  Recapitalizations.  If at any time or from time to time
                    -----------------
there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

               (g)  No Impairment.  The Corporation will not, by amendment of
                    -------------
its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.

               (h)  No Fractional Shares and Certificate as to Adjustments.
                    ------------------------------------------------------

                    (i) No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Corporation's Board of Directors) on the Conversion Date.

                    (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Prices of Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment,
(B) the Conversion Price for the Preferred Stock, as the case may be, at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of the Preferred Stock.

               (i)  Notices of Record Date.  In the event of any taking by the
                    ----------------------
Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

               (j)  Reservation of Stock Issuable Upon Conversion.  The
                    ---------------------------------------------
Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.

               (k)  Notices.  Any notice required by the provisions of this
                    -------
Section 4 to be given to the holders of shares of Preferred Stock shall be deemed given (i) upon personal delivery, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (iii) 48 hours after having been sent by registered or confirmed mail, return receipt requested, postage prepaid, (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt, or (v) three (3) days after deposit in the U.S. mail, postage prepaid.

          5.   Voting Rights.
               -------------

               (a)  General.  The holder of each share of Preferred Stock
                    -------
shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

               (b)  Voting For the Election of Directors.
                    ------------------------------------

                    (i) For so long as (A) the holders of the Series A Preferred Stock; (B) the holders of the Series B Preferred Stock; or (C) the holders of the Series C Preferred Stock hold as a separate class of Preferred Stock not less than five percent (5%) of the outstanding equity securities of the Corporation, determined on an as-converted and fully-diluted basis (including for this purpose all shares of outstanding capital stock of the Corporation, all warrants and all outstanding options to purchase capital stock of the Company) (each, a "Qualifying Class"), then such Qualifying Class, voting as a separate class of Preferred Stock, shall be entitled to elect one (1) director of the Corporation at each annual election of directors, and to appoint any successor thereto or replacement therefor, or to fill any vacancy created by the removal or resignation of such director, all in such manner as is provided for by and consistent with the General Corporation Law of the State of Delaware.

                    (ii) The holders of the Common Stock shall be entitled to elect three (3) directors of the Corporation at each annual election of directors, and to appoint any successor thereto or replacement therefor, or to fill any vacancy created by the removal or resignation of such directors, all in such manner as is provided for by and consistent with the General Corporation Law of the State of Delaware.

                    (iii) Three (3) directors shall be elected by a majority of the directors in office.

               6.   Protective Provisions.
                    ---------------------

               (a) So long as shares of Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the Preferred Stock, voting together as a single class:

                    (i) sell, convey, or otherwise dispose of all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of and in which would result in each holder of Series D Preferred Stock receiving proceeds greater than $12.54 for each share of Series D Preferred Stock held thereby (as adjusted from time to time for any stock splits, combinations and the like), provided that this Section 6(a)(i) shall not apply to a merger
           --------
effected exclusively for the purpose of changing the domicile of the Corporation;

                    (ii) authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security having a preference over, or being on a parity with, the Preferred Stock with respect to voting, redemption, dividends or upon liquidation;

                    (iii) redeem, purchase or otherwise acquire (or pay into or set funds aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall
                                 --------  -------
not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary pursuant to agreements under which the Company has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment;

                    (iv) amend the Corporation's Certificate of Incorporation or bylaws; or

                    (v) change the authorized number of directors of the Corporation.

               (b) So long as shares of Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, voting as separate classes:

                    (i) alter or change the rights, preferences or privileges of the shares of Preferred Stock so as to expressly modify the terms hereof so as to materially and adversely affect the shares of such series; or

                    (ii) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Preferred Stock.

               (c) So long as shares of Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the Series D Preferred Stock, voting separately as a class, sell, convey, or otherwise dispose of all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of and in which would result in each holder of Series D Preferred Stock receiving proceeds from such transaction of $12.54 or less for each share of Series D Preferred Stock held thereby (as adjusted from time to time for any stock splits, combinations and the like), provided that this Section 6(c) shall
                                          --------
not apply to a merger effected exclusively for the purpose of changing the domicile of the Corporation;

          7.   Status of Converted Stock.  In the event any shares of Preferred
               -------------------------
Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be canceled and shall not be issuable by the Corporation. The Certificate of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

     (C)  Common Stock.
          ------------

          1.   Dividend Rights.  Subject to the prior rights of holders of all
               ---------------
classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, pro rata with Preferred Stock out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

          2.   Liquidation Rights.  Upon the liquidation, dissolution or winding
               ------------------
up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 2 of Division (B) of this Article IV.

          3.   Redemption.  The Common Stock is not redeemable.
               ----------

          4.   Voting Rights.  The holder of each share of Common Stock shall
               -------------
have the right to one vote, and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

                                   ARTICLE V

     Except as otherwise provided in this Amended and Restated Certificate of Incorporation in furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter or repeal Bylaws of the Corporation.

                                  ARTICLE VI

     Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

                                  ARTICLE VII

     (A) To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

     (B) The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

     (C) Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision."

                                  *    *    *

     The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by this corporation's Board of Directors and stockholders in accordance with the applicable provisions of Section 228, 242 and 245 of the General Corporation Law of the State of Delaware.

     Executed at Menlo Park, California, on May 25, 2000.


                                    /s/ Ralph L. Arnheim III
                                    -------------------------------------
                                    Ralph L. Arnheim III, Secretary